EXHIBIT 99.1

Contact:	Investor Relations
ProsoftTraining
602-794-4101
investors@prosofttraining.com

Prosoft Granted Continued Nasdaq Listing

Panel Decision Regarding Annual Meeting Requirement Follows Hearing

Phoenix, Arizona – August 19, 2004 - ProsoftTraining (NASDAQ: POSO) today announced that a Nasdaq Listing Qualifications Hearing Panel determined to grant Prosoft’s request for continued listing on the Nasdaq SmallCap Market. Specifically, the Panel determined to continue the listing of Prosoft’s securities on the Nasdaq SmallCap Market, pursuant to the exception that the Company must confirm to Nasdaq by or on August 27, 2004, that the Company held its 2003 annual shareholders meeting on August 26, 2004, as scheduled. Prosoft previously had provided information to the Panel, as requested following Nasdaq Staff’s notification to the Company that it no longer complied with the annual meeting requirement as set forth in Marketplace Rule 4350(e).

The Panel determination was related solely to the annual meeting requirement; the Company remains listed subject to its continuing bid price deficiency. The Company was previously granted a compliance grace period through December 20, 2004, related to the bid price deficiency.

About ProsoftTraining

ProsoftTraining (NASDAQ: POSO) offers content and certifications to enable individuals to develop and validate critical Information and Communications Technology (ICT) workforce skills. Prosoft is a leader in the workforce development arena, working with state and local governments and school districts to provide ICT education solutions for high school and community college students. Prosoft has created and distributes a complete library of classroom and e-learning courses. Prosoft distributes its content through its ComputerPREP division to individuals, schools, colleges, commercial training centers and corporations worldwide. Prosoft owns the CIW job-role certification program for Internet technologies and the CCNT (Certified in Convergent Network Technologies) certification, and manages the CTP (Convergence Technologies Professional) vendor-neutral certification for telecommunications. To find out more, visit www.ProsoftTraining.com, www.ComputerPREP.com, www.CIWcertified.com and www.CTPcertified.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed in this press release are statements of a forward-looking nature that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, without limitation, the ability of the Company to maintain its NASDAQ SmallCap listing in the future; and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update this forward-looking information.